FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Gregory Hunt 781-830-3995 ghunt@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Receives Deficiency Notice from NASDAQ
Due to the Resignation of John Mahoney

Canton, Mass., (May 11, 2007) – (NASDAQ: TWTR) As previously reported, on
May 3, 2007 John Mahoney resigned as a member of the board of directors of Tweeter Home Entertainment Group, Inc. (the “Company”). Mr. Mahoney was an “independent” director under NASDAQ’s Marketplace Rules and was a member of the Company’s audit committee.

On May 9, 2007, the Company received a letter from NASDAQ’s Listing Qualifications Department stating that, due to Mr. Mahoney’s resignation, the Company no longer complies with NASDAQ’s independent director and audit committee requirements set forth in Marketplace Rule 4350. The letter also indicated, however, that consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), NASDAQ would provide the Company with a cure period in order to regain compliance, until the earlier of the Company’s next annual meeting of shareholders or May 2, 2008.

The Company has initiated a search to find a suitable replacement for Mr. Mahoney, and expects that the vacancy on the board of directors and the audit committee caused by Mr. Mahoney’s resignation will be filled prior to the end of the cure period provided by NASDAQ.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2006 revenues were $775 million. Tweeter has been named the 2006 Retailer of the Year by Sound and Vision Magazine and a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 147 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, Chicago, the Southeast (including Florida), Texas, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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